Exhibit 99.7

CONSENT OF SHEUNG CHI STEVEN, WU

Garden Stage Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: May 24, 2023

/s/ Sheung Chi Steven, WU
Sheung Chi Steven, WU